Exhibit 99.(a)(3)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

OF

FT VEST ANNUAL HEDGED EQUITY AND INCOME FUND: SERIES B1

Pursuant to Title 12 Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trustee executed the following Certificate of Amendment:

1. The name of the statutory trust is FT Vest Annual Hedged Equity and Income Fund: Series B1.

2. The Certificate of Trust is hereby amended as follows:

“First: The name of the statutory trust is FT Vest Annual Hedged Equity Income Fund II.

Second: The name and address of the Registered Agent in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, New Castle County.”

3. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 8th day of May, 2025.

By:	/s/ Terrance P. Gallagher
Name: Terrance P. Gallagher
Title: Trustee